Exhibit 10.5

Avid Technology, Inc.

Notice of Award of Restricted Stock to Outside Directors under Amended and Restated 2005 Stock Incentive Plan

[NAME]

Dear ___________,

This notice (the “Notice”) evidences the award by Avid Technology, Inc. (the “Company”) on _____________ (the “Grant Date”) to you (the “Participant”) of ________ shares of restricted common stock, $0.01 par value per share, of the Company (the “Shares”) at a purchase price of $.01 per Share under the Company’s Amended and Restated 2005 Stock Incentive Plan (as amended from time to time, the “Plan”). The total price of the Shares is $_______. The Shares are subject to the attached terms and conditions and the Plan. The Participant may obtain electronic copies of the Plan and the related Plan Prospectus from the same webpage that he or she obtained this Notice and the terms and conditions. The Notice, the terms and conditions, and the Plan, together constitute the complete agreement between the Participant and the Company regarding the Shares.

Pursuant to Section 2 of the terms and conditions, upon cessation of the Participant’s service as a member of the Company’s Board of Directors (the “Board”), the Company has an option to repurchase any Shares awarded to the Participant that are not then vested at a price of $.01 per share, except as otherwise provided in Section 2(b) of such terms and conditions.

The Shares will vest as set forth in the following schedule, and will become fully vested on the last date shown.

Vested Shares	Vesting Date

AVID TECHNOLOGY, INC.

By _______________________________	Date _______________________

Name:

Title:

Address:

Avid Technology, Inc.

Restricted Stock Award

Terms and Conditions

1.             Purchase of Shares. The Company shall issue and sell to the Participant, and the Participant shall purchase from the Company, subject to these terms and conditions, the attached Notice and the Plan, the number of Shares identified in the Notice at a purchase price per Share identified in the Notice. The aggregate purchase price for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company. The Company shall record on its books the issuance to the Participant of that number of Shares purchased by the Participant. The Participant agrees that the Shares shall be subject to the Purchase Option set forth in Section 2 and the restrictions on transfer set forth in Section 4. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

2.	Purchase Option.

(a)      The Shares shall vest as set forth in the Notice. Except as provided in Sections 2(b) and (c), in the event that the Participant ceases to serve as a director, officer or employee of, or consultant or advisor to, the Company for any reason or no reason prior to the final vesting date of the Shares, vesting shall cease and the Company shall have the right and option (the “Purchase Option”) to purchase from the Participant, for a price per Share specified in the Notice (the “Option Price”), some or all of the Shares that are not then vested.

(b)      If, prior to the final vesting date of the Shares, the Participant dies, becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), retires following at least 10 years of service as a member of the Board or reaches mandatory retirement age, then the Shares shall continue to vest through the final vesting date, notwithstanding that the Participant ceases to serve as a director, officer or employee of, or consultant or advisor to, the Company. For purposes of this Section 2(b), “mandatory retirement age” shall mean the age of the Participant at the time the Participant is no longer eligible to stand for re-election to the Board as set forth in the Company’s Corporate Governance Guidelines. Notwithstanding the above, if the Participant, prior to such final vesting date, breaches (as determined by the Company in its sole discretion) his or her confidentiality obligations to the Company, vesting shall immediately cease and the Company shall have the right to exercise the Purchase Option with respect to all of the Shares that are not vested on the date of the breach.

3.	Exercise of Purchase Option and Closing.

(a)      The Company may exercise the Purchase Option by delivering or mailing to the Participant, within 90 days after the cessation of service on the Board by the Participant, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 90-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 90-day period.

(b)     Within 10 days after delivery to the Participant of the Company’s notice of the exercise of the Purchase Option pursuant to Section 3(a), the Company shall cause to be transferred to the Company on its books that number of Shares that the Company has elected to purchase in accordance with the terms herein. In the event a certificate or certificates representing the Shares have been issued to the Participant, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Shares that the Company has elected to purchase in accordance with the terms herein, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Upon such transfer, the Company shall deliver or mail to the Participant a check in the amount of the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Company’s exercise of the Purchase Option with respect to such Shares).

(c)      After the time at which any Shares are transferred to the Company pursuant to Section 3(b), the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

(d)     The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check) or both.

(e)      The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

(f)      The Company may assign its Purchase Option to one or more persons or entities.

4.	Restrictions on Transfer; Effect of Prohibited Transfer.

(a)      The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any unvested Shares, or any interest therein, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, provided that such Shares shall remain subject to these terms and conditions (including without limitation the restrictions on transfer set forth in this Section 4, and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions herein.

(b)     The Company shall not be required (i) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth herein, or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

5.            Restrictive Legend. The book entry account reflecting the issuance of the Shares in the name of the Participant shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to restrictions on transfer and an option to purchase set forth in that certain Restricted Stock Award Terms and Conditions, and a copy of such Restricted Stock Award Terms and Conditions is available for inspection without charge at the office of the Secretary of the corporation.”

6.	Tax Matters; Section 83(b) Election.

(a)      The Participant acknowledges and agrees that he or she will satisfy any federal, state or local tax obligation required by law to be paid with respect to the vesting of the Shares by making a cash payment to the Company.

(b)     The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Shares and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Shares. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Shares. The Participant acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Shares and that the Participant had decided not to file a Section 83(b) election.

7.	Miscellaneous.

(a)      Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict or choice of law provision.

(b)     Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)      Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4.

(d)      Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown on the attached Notice, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7(d).

(e)      Waiver. Any provision for the benefit of the Company contained in these terms and conditions may be waived, either generally or in any particular instance, by the Board.

(f)      Entire Agreement. These terms and conditions, the Notice and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(g)     Amendment. These terms and conditions may only be amended or modified in accordance with the Plan.